Exhibit 10.13

AGREEMENT

Article 1:   PARTIES

This Agreement has been made and entered into by and between Tab Gıda Sanayi ve Ticaret A.Ş. having its registered office at Emirhan Cad. Ata Kule No: 109, Kat:2, Dikilitaş, Beşiktaş, ISTANBUL (hereinafter referred to as “Tab Gıda”) and Mes Mutfak Ekipmanları Sanayii ve Servis Hizmetleri A.Ş. having its registered office at Emirhan Cad. Ata Kule No: 109, Kat: 4, Dikilitaş, Beşiktaş, ISTANBUL (hereinafter referred to as “Mes”), under such terms and conditions hereinafter set forth.

Article 2:   SUBJECT

The subject matter of this Agreement is the installation of kitchen equipment at the restaurants to be put into service by Tab Gıda and provision of repair and maintenance works for the existing restaurants which are operational, in each case by Mes, and setting forth the mutual rights and obligations of the Parties hereunder.

Article 3:  DEFINITIONS

Parties	: Tab Gıda and Mes.
Restaurant	: Restaurants bearing various tradenames whose licenses or titles are or will be held or owned by Tab Gıda in the present or future and being operated by Tab Gıda.
Work(s)	: Manufacturing, services and works specified hereunder.
Agreement	: This agreement.
Main Equipment	: “Broiler”, Fryer for Burger King restaurants,
“Pizza Oven” for Sbarro restaurants
“Fryer” for Popeyes restaurants
“Oven” for Arby’s restaurants

Article 4:  INSTRUCTIONS

The instructions related to the carrying out of the works shall be issued by the representatives named in the signature circulars and/or their designees in writing or by email. Any faults shall be notified by the restaurant’s representative via email, fax and/or telephone.

Article 5:  RIGHTS AND OBLIGATIONS OF MES

5.1.            To complete the contractual works undertaken by it as per the respective project approved by the parties and the applicable standards within the period of time undertaken by it and deliver the same to Tab Gıda. The maintenance / repair works of the main equipment must have been started within 4 hours at the latest from the notice.

5.2.            Mes may subcontract third parties for the contractual works. In selecting such subcontractors, the opinion of Tab Gıda shall be sought, but the final decision in this respect shall be made by Mes.

5.3.            Mes shall duly perform its obligations including notification obligations related to its own employees and the employees of its subcontractors to be employed for the contractual works as set forth under the applicable Labor Law, Social Security and

General Health Insurance Law No. 5510 and other applicable labor laws and regulations. Mes is solely responsible for the performance of such obligations set forth herein.

5.4.            Mes is obliged to take any and all the measures and precautions to ensure that the contractual employees work in a safe and secure way, to check if such measures and precautions are duly complied with and act in compliance with the occupational health and safety legislation.

5.5.            The standards to apply to the materials to be used in the contractual works shall be mutually specified by the parties and the use of materials satisfying such standards is mandatory.

5.6.            Mes is responsible for any losses or damages likely to be caused to Tab Gıda and/or third parties by its and its subcontractors’ employees during their contractual works.

5.7.            If the findings contained in the reports issued upon technical inspection conducted by Tab Gıda, the works performed hereunder satisfy the project and technical specifications, they shall be taken into consideration by Mes.

5.8.            In case where the products with a certain warranty period fail, get broken or become out of service for any reasons not attributable to the users, Mes is obliged to rectify, repair or replace the same with a product that has the comparable capacity to perform the same work and deliver it to Tab Gıda in good working conditions at the restaurant.

5.9.            Mes shall store all the contractual products in the areas suitable for Tab Gıda’s purpose at its sole cost and expense including the rental fees, if any. Mes shall be held responsible for any possible damages that might occur during the storage of the goods.

Article 6:  PRICE AND PAYMENT

Price of the contractual works:

6.1.            Restaurant setup price has been fixed as the cost + 10% of the cost in case of imported equipment and the cost + 20% of the cost in case of domestic equipment and spare parts. 25% of the estimated price shall be paid in advance by Tab Gıda to Mes. The remaining sum shall be paid by Tab Gıda in cash and at one time within the month following the date of invoice to be issued upon Temporary Acceptance.

6.2.            Spare part replacement price: It has been fixed as spare part cost + 30% of the cost (including workmanship) and shall be paid by Tab Gıda in cash and at one time within the month following the date of invoice to be issued upon completion of the respective work.

6.3.            TL 220.000 + VAT being the monthly restaurant and repair workmanship price for all the restaurants throughout Turkey shall be paid to Mes by Tab Gıda within the month following the date of invoice subject to the submission of the service work form signed by the restaurant.

Article 7:  CALCULATION OF COSTS AND AUDIT

The calculation of the costs being basis for the price of the contractual works shall be made by Mes. If requested by Tab Gıda, Mes shall submit the copies of the invoices and other relevant documents regarding the calculation of the costs.

Article 8:  RIGHTS and OBLIGATIONS OF TAB GIDA

8.1.                   Tab Gıda shall pay the contractual price to Mes in accordance with the provisions of Article 6 above. Tab Gıda agrees and undertakes to pay delay interest at the rate of advance interest rate of the Central Bank of Turkey for payments not made on their due dates.

8.2.                   Tab Gıda is obliged to deliver the site on a timely manner for starting up the contractual works and prepare suitable working environment for the employees of Mes.

8.3.                   Any information and documents to be required by Mes at the beginning and/or during the currency of the contractual works shall be provided without causing any delay on the part of Mes.

8.4.                   Workplace financial liability insurance shall be obtained by Tab Gıda for the restaurants.

8.5.                   Any and all the official permits and licenses including construction and alteration licenses shall be obtained by Tab Gıda.

8.6.                   Electricity, water, natural gas and other utility subscription contracts for the restaurants being the subject matter hereof shall be effected by Tab Gıda.

8.7.                   Tab Gıda shall be entitled to conduct technical inspection of each stage of contractual works as to compliance with the project and technical specifications through its or its consulting firm’s technical employees.

Article 9:  TEMPORARY AND FINAL ACCEPTANCE

9.1.              The temporary acceptance shall take place within 5 days following the completion of the restaurant equipment setup works.

9.2.              Tab Gıda may inspect the completed works within 8 days following the temporary acceptance and notify Mes of any defects within such period of time.

9.3.              The final acceptance shall take place at the end of third month following the Temporary Acceptance. Tab Gıda reserves its rights to claim damages for any latent defects discovered prior to the final acceptance.

9.4.              Mes shall not be held liable for any defects in the equipment and replaced spare parts except for the workmanship faults and the faults or defects caused by the manufacturers of such equipment.

Article 10: TERM AND TERMINATION

10.1              The term of the agreement is 1 year as from the date of signing. Unless notified by either parties in writing 30 days in advance of the expiration date hereof not to renew the Agreement, the Agreement shall be deemed to have been automatically extended for further periods of 1 each year.

10.2              In case where Mes fails to duly perform its contractual obligations at the number of restaurants in excess of 3% of all the operational restaurants in a one-month period, Tab Gıda shall serve a written warning. If Mes further fails to duly perform its maintenance and repair services at the same percentage of restaurants in the following month of the warning, a second warning is sent and if such failure persist even in the third month and if such failure is not caused by legal and technical impossibilities, obstacles caused by third parties, non-performance of the obligations by Tab Gıda and the workload in excess of the periodical capacity of Mes hereunder and other similar reasons, then Tab Gıda may terminate the Agreement by serving a written notice 2 months in advance.

Article 11:   FORCE MAJEURE

The “Force Majeure” events hereunder means inability of either parties to perform its contractual obligations entirely, permanently or by the end of the contractual term due to any reasons occurring beyond reasonable control of such party.

War, public unrest and turmoil, civil commotion, earthquake, storm, fire, flood and general strike are regarded as force majeure events.

The party suffering such force majeure events shall take all the reasonable steps to eliminate the conditions preventing the performance of its contractual obligations and to perform such obligations with minimum possible delay.

The party that is exposed to force majeure shall notify the other party, without delay, and keep the other party informed with a view to restore the regular conditions for the performance of the Agreement. The parties shall take all the measures to minimize the effects of the force majeure events on their performance.

Article 12:   NOTICES

Unless changes to addresses shall be notified to the other party, failing which, addresses specified in Article 1 above shall remain valid and any notices served to such addresses shall be deemed as served to the relevant party for any legal purposes.

Article 13:   SETTLEMENT OF DISPUTES

All the disputes shall be resolved pursuant to the arbitration provisions of the Civil Code of Procedure. Any disputes shall be governed by the provisions of Turkish Substantive Law and settled according to such provisions. The place of arbitration shall be Istanbul. The arbitral tribunal for resolving the dispute will consist of three arbitrators. Each party shall appoint one each arbitrator and these two arbitrators shall appoint the third arbitrator who shall always be a jurist.

Each Party shall nominate an arbitrator within a period of 15 days from the date on which the other has notified the other of its nomination. If, either party fails to appoint its own arbitrator within such period of time, such arbitrator shall be appointed by Istanbul Commercial Court. Such two arbitrators shall, within 15 calendar days of their appointment, elect the third arbitrator by mutual agreement. In case of dispute over such election, such third arbitrator shall also be appointed by Istanbul Commercial Court. The party seeking such arbitral award shall deposit the arbitrator’s fee and arbitration costs. The arbitral tribunal shall issue its award within three months of its formation.

Article 14:   CONFIDENTIALITY

The parties agree and warrant that they shall act in compliance with confidentiality rules with respect to the information and documents supplied by the other party.

Mes shall give appropriate instructions to its subcontractors to abide by such confidentiality rules.

Article 15:   PROHIBITION OF ASSIGNMENT

Mes may not assign its contractual obligations to any third parties except for the appointment of subcontractors set forth under Article 5.2 hereof.

Article 16:   TERM EXTENSION

Any delays in performing the contractual obligations of Tab Gıda and the period of time elapsing during the force majeure event shall be added to the time for performing the works.

Article 17:   GUARANTEE

Mes shall furnish Tab Gıda with a letter of guarantee in the amount of TL 200.000. Such letter of guarantee shall be returned to Mes at the end of the Agreement provided that all the contractual obligations have been duly performed and fulfilled.

Article 18:   OTHER PROVISIONS

18.1.          Neither failure nor delay of the Parties to exercise any right under this Agreement or applicable laws shall operate as a waiver of such right; and the waiver by any Party of exercising any such right, whether in whole or in part, shall not preclude constitute a continuing waiver of the right waived or preclude its exercise at any subsequent time or a waiver of any other right.

18.2.          Any amendment or variation to this Agreement shall be in writing.

18.3.          The stamp duty arising from the agreement shall be paid by Tab Gıda and ½ of which shall be invoiced to Mes.

18.4.          The technical specifications to be issued and signed by the parties in the future shall become an integral part of this Agreement.

This Agreement consisting of 18 main articles and seven pages has been signed and executed in one copy on 01.01.2011.

Tab Gıda Sanayi ve Ticaret A.Ş.	Mes Mutfak Ekipmanları Sanayii ve Servis
Hizmetleri A.Ş.
(Signed & Sealed)	(Signed & Sealed)

/s/ Erhan Kurdoğlu	/s/ Erhan Kurdoğlu

/s/ Recep Caner Dikici	/s/ Ertuğrul Kurdoğlu

ANNEX:

1)             Signature Circulars of Parties

2)             “Estimated cost sheet” form